Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

          We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 and Form S-3, and the related prospectus, pertaining to the Bank of the Commonwealth Directors’ Deferred Compensation Plan, the Bank of the Commonwealth Supplemental Executive Retirement Plan, and the Dividend Retirement Plan of our report dated January 17, 2003, with respect to Commonwealth Bankshares, Inc. included in its Annual Report on from 10-KSB for the year ended December 31, 2002, as filed with the Securities and Exchange Commission.

/s/ WITT, MARES AND COMPANY, PLC

Richmond, Virginia
March 27, 2003